Mail Stop 3561


								July 28, 2005


S.E. Parks
Vice President and Chief Financial Officer
Questar Pipeline Company
180 East 100 South
P.O. Box 45360
Salt Lake City, Utah 84145-0360

			Re:  Questar Pipeline Company
			Form 10-K for Fiscal Year Ended December 31, 2004
			Filed March 30, 2005
			File No. 0-14147


Dear Mr. Parks:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



							Sincerely,


							George F. Ohsiek, Jr.
							Branch Chief

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July 28, 2005
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